Exhibit 10.4

Confidential material has been omitted and filed separately with the Commission og\Firstcross-opstal (fg) – AP. 19751

THE YEAR TWO THOUSAND AND ONE

Rep. 18.665

ON THE TWENTY-FIFTH OF JUNE.

On 25/06/2001.

Before us, Mr. James DUPONT and Mr. Carl OCKERMAN,

civil-law notaries established in Brussels.

BUILDING

RIGHTS

THE FOLLOWING PERSONS APPEARED:

ON THE ONE HAND:

The public limited liability company FIRST CROSS ROADS, with its registered head office at Terkamerenlaan 33, 1000 Brussels. Registered in the Trade Register of Brussels under number 523840 and registered for value added tax under number 437.830.680.

•

The company was incorporated by a deed executed before civil-law notary Jacques Neyrinck, then established in Brussels, on the twenty-second of June, nineteen hundred and eighty-nine, announced in the annexes of the Belgian Bulletin of Acts, Orders and Decrees of the twentieth of July of that year, under number 890720-172.

As represented for the purposes of this deed, in accordance with its articles of association, by: Ms. Olivette MIKOLAJCZAK, Licentiate in the notarial profession residing at Oude Molenstraat 180, 1180 Brussels, in accordance with a power of attorney executed before civil-law notary James Dupont in Brussels on the fourth of April, two thousand and one, an authenticated copy of which shall remain attached to this deed.

Hereinafter referred to as the ‘owner of the land’.

1.	The public liability company under Belgian law INTERXION BELGIUM N.V., with its registered head office at Wezembeekstraat 2, 1930 Zaventem, registered in the Trade Register of Brussels under number 640.677.

•

The company was incorporated by a deed executed before civil-law notary Erik Spruyt, established in Brussels, on the fourth of April, two thousand, announced in the annexes of the Belgian Bulletin of Acts, Orders and Decrees of the eighteenth of April of that year, under number 20000418-337.

•	The company’s articles of association have remained unchanged since its formation.

Hereinafter referred to as the ‘holder of the building rights’.

2.	The public liability company under Dutch law INTERXION HOLDING N.V., registered in Amsterdam with its head office at Cessnalaan 1-33, 1119 NJ Schiphol Rijk and also with offices at Breguetlaan 32/38, 1438 BC Oude Meer, registered in the Trade Register of Amsterdam (The Netherlands), under number 33301892.

Hereinafter referred to as the ‘surety’.

Both represented for the purposes of this deed by: Mr. Fabrice DELVILLE, managing director, residing at Boulevard G. Van Halen 66, 1190 Brussels, pursuant to a power of attorney executed before junior civil-law notary Bartholmeus Johannes Kuck, established in Rotterdam, on the fourteenth of December, two thousand, provided with an apostille on the fifteenth of December, two thousand, an authenticated copy of which shall remain attached to this deed.

ON THE OTHER HAND:

THE FOLLOWING IS AGREED:

ARTICLE 1 - Object of the agreement.

1.	The ‘owner of the land’ grants the ‘holder of the building rights’, who accepts, building rights subject to the following terms and conditions for the property described below:

LOCATION OF THE PROPERTY.

Municipality of ZAVENTEM-ZUID - Section Two

A warehouse and office building with ten outdoor parking spaces located in front of the offices and the piece of land between the warehouse and the street, located at Wezembeekstraat 2, with a total surface area, according to the measurement statement, of one hectare, twenty-two ares, fifty-seven centiares and fifty-one decimilliares, registered in the Land Register in Section C, part of numbers 431/d, 429/d, 430/a, 433/a, 432/b and 431/2 and according to a recent extract from the Land Register, number 430/partly.

As clearly described under number 430b/Part 1, on the plan drawn up on the ninth of March, two thousand by Mr. Wouter LEUS, real estate land measurement expert, whose offices are registered at Rode Kruislaan 42, Zaventem, said plan is attached to this deed as annex 1. The surface area is not guaranteed.

The ‘holder of the building rights’ does not require a more detailed description of the Property.

This property is hereinafter referred to as ‘the Property’ or ‘building’.

ORIGIN OF OWNERSHIP

The aforementioned company First Cross Roads, with the legal status of a public limited liability company, owns the aforementioned property, having acquired it as part of a larger surface area from the company under British law Amdale Holdings Limited of Gibraltar, by deed executed before civil-law notary Guy-Laurent van der Beek, established in Schaarbeek, on the nineteenth of December, nineteen hundred and eighty-nine, transferred at the fourth mortgage office of Brussels on the twelfth of March, nineteen hundred and ninety, Book 9757, Number 6.

The aforementioned company Amdale Holdings Limited was the owner of the larger surface area, acquired as follows:

•

Partly pursuant to a deed executed before the aforementioned civil-law notary Van der Beek and civil-law notary Liliane Verbruggen, established in Anderlecht, on the fourteenth of March, nineteen hundred and eighty-nine, transferred at the fourth mortgage office of Brussels on the third of May of that year, Book 9570, number 9, from the Public Centre for Social Welfare in Brussels;

•

Partly pursuant to a deed executed before the aforementioned civil-law notary Van der Beek on the seventh of June, nineteen hundred and eighty-nine, transferred at the fourth mortgage office of Brussels on the twenty-fourth of July of that year, Book 9631, number 14, from the public limited liability company N.V. Promintra International, registered in Elsene;

•

Partly pursuant to a deed executed before the aforementioned civil-law notary Van der Beek and civil-law notary Jean Jacobs, established in Brussels, on the fourteenth of March, nineteen hundred and eighty-nine, transferred at the fourth mortgage office of Brussels on the twentieth of April of that year, Book 9549, number 31, from 1. Mr. Yves Marie Ghislain Gérô me, of Brussels; 2. Mr. Michel Georges Louis Marie Ghislain de Spirlet-Lamarche, of Elsene; 3. Mr. Eric Marie Guy Ghislain de Spirlet-Lamarche, of Tuckahoe (United States of America); 4. Ms. Anne Gabrielle Andrée Marie Ghislain de Spirlet-Lamarche, of Elsene; 5. Ms. Thérèse Marie Yvonne Pierrette Andrée Ghislain de Spirlet-Lamarche, of Brussels; and 6. Mr. François Xavier Joseph Marie Yves Noël Ghislain de Spirlet-Lamarche, of Bierges;

•

Partly pursuant to a deed executed before the aforementioned civil-law notary Van der Beek and signed by civil-law notary James Dupont, established in Brussels, on the fourth of October, nineteen hundred and eighty-eight, transferred at the fourth mortgage office of Brussels on the seventh of November of that year, Book 9489, number 1, from the public limited liability company Weymeersch Invest, registered in Elsene.

The ‘holder of the building rights’ must accept the above origin of ownership and, on the basis of its building rights, may not require any title other than a copy hereof.

2.	The Property shall be delivered in its current condition, which is well known to the ‘holder of the building rights’, who had every opportunity prior to the signing of this agreement to inspect the property to its own satisfaction and to form a detailed opinion regarding its suitability for the purposes that it envisages.

3.	The Building shall be transferred without finishes, with cabling still to be connected, any changes that need to be made in order to comply with the current regulations and the finishing are the responsibility of the ‘holder of the building rights’, to be performed at his own risk and expense.

4.	The ‘owner of the land’ hereby declares that to the best of his knowledge:

•	The Property is not encumbered with any personal servitudes or special conditions, other than those that may arise from ownership titles, and that he has not personally granted any such rights;

•	The Property is not encumbered with any rights of pre-sale, buying options or repurchasing rights, nor with any mortgage registrations, apart from:

1°	A first registration (fourth mortgage office of Brussels, Book 2938, number 12) in favour of the company under Luxembourg law Skandinavska Enskilda Banken, as security for all amounts due to it from First Cross Road for a principal amount of one hundred and ten million Belgian francs (BEF 110,000,000), plus three years of interest at the standard rate and an additional amount of five million and five hundred thousand Belgian francs (BEF 5,500,000) for accessories, in accordance with a credit deed executed before civil-law notary Van der Beek of Schaarbeek, dated the twenty-sixth of January, nineteen hundred and ninety.

2°

A second registration (fourth mortgage office of Brussels, Book 3139, number 26) in favour of the company under Luxembourg law Skandinavska Enskilda Banken, as security for all amounts due to it from First Cross Road for the repayment of (i) the aforementioned credit for a sum of one hundred and ten million Belgian francs (BEF 110,000,000),

(ii) each amount paid by the bank for the account of First Cross Roads with interests, penalties, reimbursements, costs of serving bailiff’s notations, costs for declarations of guilt, etc., for a sum of five million, five hundred thousand Belgian francs (BEF 5,500,000), in accordance with a deed executed before civil-law notary Van der Beek of Schaarbeek, dated the nineteenth of February, nineteen hundred and ninety-three;

•

In a letter dated the thirtieth of March, two thousand and one, to remain attached to this deed, the company under Luxembourg law Skandinavska Enskilda Banken confirmed its consent to the establishment of the building rights.

•	The Property is unoccupied;

•	There are no compulsory purchase plans and none have been announced;

•	No dispute is pending or is threatened to be filed in relation to the Property;

•	The Property is free of defects;

•	The Building was constructed in accordance with the rules of the art and in compliance with the licences issued, apart from minor adjustments with no serious consequences;

•	No recovery taxes are due.

5.	The soil certificate was delivered by the Public Waste Company for the Flanders District (OVAM) on the second of December, nineteen hundred and ninety nine, and literally reads as follows:

‘No details of any soil contamination are available in the Land Register for this registered plot, as no details are available to the OVAM.

Note:

Since 1 October 1996, land on which an institution is or was established, or on which an activity is or was performed that is included in the list referred to in Article 3, §1 of the Soil Decontamination Decree, may be transferred only if the OVAM is provided with a survey in advance, notifying the transfer. This certificate replaces all previous certificates. Mechelen, 02.12.1999’

The ‘owner of the land’ declares and guarantees that no institution has been established on the land, and no activities included in the list referred to in Article 3, §1 of the Soil Decontamination Decree have been performed on the land since the first of January, nineteen hundred and ninety-three.

ARTICLE 2 - Purpose of the Property.

1.	The Property is intended, according to the building permit, for use as a warehouse and offices, except with regard to the outdoor facilities, which are intended for use as parking spaces, with the exclusion of all other trading activities within the meaning of the Commercial Lease Contracts Act of the thirtieth of April, nineteen hundred and fifty-one.

The ‘holder of the building rights’ must comply strictly with that purpose and may not use the Property for any other activities without special prior consent, in writing, of the ‘owner of the land’, who must state the reasons for any refusal of such consent at the earliest opportunity, or must state the conditions to which such consent is subject. Without prejudice to the provisions of Article 2.2 below, the ‘owner of the land’ hereby grants the ‘holder of the building rights’ consent, from the time that the possibility can arise, for the installation of telecommunications and/or internet service provider (ISP) equipment in the Building by the ‘holder of the building rights’ or third parties and the exploitation within the building of telecommunications or ISP-related activities by the ‘holder of the building rights’ or third parties, in the broadest sense.

It is explicitly agreed that the exclusive allocation of the Property for the aforementioned use forms an essential condition of this agreement, without which the parties would not have contracted the agreement.

If the ‘holder of the building rights’ changes the permitted use of the Property without the special prior written consent of the ‘owner of the land’, and if the ‘holder of the building rights’ does not correct any infringement within three months of receiving a warning from the ‘owner of the land’, the ‘owner of the land’ has the right to demand the cancellation of the agreement, to the detriment of the ‘holder of the building rights’, as it is explicitly agreed that each change in the permitted use in such circumstances constitutes a serious breach of contract.

2.	Pursuant to the aforegoing, the performance of certain activities with the consent of the ‘owner of the land’ does not entail any obligation, guarantee or duty to obtain administrative permits that are necessary in any sense to perform the activities of the ‘holder of the building rights’.

Consequently, the ‘holder of the building rights’ shall personally ensure that all administrative permits required for the performance of its activities are in order and that all amounts, rights, taxes and other charges associated with the activities performed in the Building or for the use of the Building are paid.

If the ‘holder of the building rights’ should perform any activities without possessing the required permits, he is liable for all damaging consequences that may arise for the ‘owner of the land’ as a result and he must indemnify the ‘owner of the land’ against all claims, petitions or other demands that could be directed against the ‘owner of the land’ due to those activities.

ARTICLE 3 - Duration of the building rights.

These building rights are contracted for a fixed term of fifteen successive years, commencing on the seventh of December two thousand, and legally ending fifteen years thereafter.

The duration of the building rights and their non-cancellation for a period of fifteen years are essential elements of the agreement, without which the ‘owner of the land’ would not have contracted the agreement.

Neither party may request renewal of the building rights. On expiry of the building rights, the ‘holder of the building rights’ has the right to contract a lease for the Property for a period of five years, by registered mail addressed to the ‘owner of the land’ no earlier than fifteen months and no later than twelve months prior to the expiry of the contract. The lease contract shall be contracted on standard terms, still to be agreed, for an ordinary lease, for payment of lease instalments at commercial rates on commencement of the lease contract, whereby the quarterly payments of the lease may in no case be less than the last quarterly payment made of the royalty.

The lease instalments shall be fixed by an expert selected in agreement between the parties. If the parties cannot agree on the appointment of an expert, each party shall appoint an expert. If these experts do not agree, they shall appoint a third expert whose decision shall be final.

The parties hereby agree in advance that, in determining the lease charges, the appointed expert or experts may not take into account any work that was executed in the Property by the ‘holder of the building rights’.

ARTICLE 4 - Royalty.

4.1	Royalty.

These building rights are granted and accepted in exchange for a royalty of             ***             per year. It is payable in advance in quarterly instalments of             ***             calculated annually on the first of January on the basis of a fixed percentage of three per cent of the royalty for the preceding year, increased automatically by law, with no notice of default required from the ‘owner of the land’, and payable for the first time on the first of January, two thousand and one.

In the view of the ‘owner of the land’, these building rights represent only one of the elements of a refinancing operation that primarily provides for the following:

•	The ‘owner of the land’ is assured of an income equal to the royalty laid down in this Article;

•	That income must be ‘net’, in the sense that the income of the ‘owner of the land’ may not be reduced by any expenditure of any kind relating to this agreement;

•	That income must be assured for fifteen successive years.

The obligation of the ‘holder of the building rights’ to pay the royalty is consequently irrevocable, unconditional and separate from other considerations, and is in no way associated with the use, condition or value of the Property on the commencement of or during the term of the agreement, and it remains due whatever happens, even in the event of force majeure, decisions of a higher authority, or full or partial loss of the Property.

However, the ‘holder of the building rights’ is exempt from this obligation if he can no longer make use of the Property due to either a compulsory purchase of the Property for public use, or a government prohibition on the reconstruction of the Property following its full destruction by fire or earthquake, subject in the latter case to exhaustion by the ‘holder of the building rights’ of all the existing legal remedies against this prohibition showing a reasonable chance of success, and for payment to the ‘owner of the land’ of the total amount of the insurance benefits due to it pursuant to Article 13.

In the latter case, this agreement will also be lawfully terminated.

The ‘holder of the building rights’ shall not enjoy any discount, suspension or compensation of the royalty whatsoever, for any reason, and may not invoke the defence of non-execution.

The ‘holder of the building rights’ enters into this contract in full awareness of the terms, with the support of carefully considered advice of his legal and property consultants.

4.2	Payment.

The ‘holder of the building rights’ has issued standing order instructions to ABN AMRO BANK for automatic direct debits of the royalties from his bank account, for the benefit of the account of the ‘owner of the land’, as defined below, and commits himself to maintain this standing order throughout the full duration of the agreement.

The royalty becomes payable solely through the expiry of the due date, which serves as notice of default in the event of non-payment.

4.3	Obligation to pay into a specific account.

Royalties must be paid to account number 310-0615219-34 or any other account designated by the ‘owner of the land’ during the term of the agreement. The account may not be changed less than six weeks prior to the due date for the quarterly payment.

ARTICLE 5 - Taxes, Fees, Contributions, Rights and Expenses.

5.1	Taxes and Fees.

All taxes, fees and contributions in general, of any kind, and in particular land tax or other property taxes, taxes that are levied or will be levied in relation to the activities of the ‘holder of the building rights’ or the occupation of the Property or on the owner and all later value added taxes due to the State, the Community, the Region, the provincial or municipal authority or any other government authority, shall be borne solely by the ‘holder of the building rights’.

If the case arises, the sums due pursuant to this article shall be paid by the ‘holder of the building rights’ to the ‘owner of the land’ or to a person appointed by him, within one week of the demand for payment.

The ‘holder of the building rights’ is required to compensate the ‘owner of the land’ for any losses that he suffers due to any delay in payment of taxes levied from the ‘holder of the building rights’ that are attributable to him.

5.2	Expenses.

In principle, the ‘holder of the building rights’ bears all costs and expenditure arising directly or indirectly from his occupation or use of the Property, without exception or reservation, and more in general from the ownership of the Building and other constructions located on the Property pursuant to article 7 of the Act of the tenth of January, eighteen hundred and twenty-four. The following examples serve as an illustration, and have no restrictive character of any kind.

The costs, for the consumption or otherwise, or if the case arises, for individual subscriptions for the distribution of water, gas, electricity, telephone, radio/TV transmission and others, shall be borne by the ‘holder of the building rights’ that takes out such subscriptions directly from the relevant providers. Where there are individual meters, the consumption costs shall be shared according to the readings of those meters.

The costs of heating and ventilation of the Property (including, where relevant, the costs of meter units for cooling and heating power), the costs of consumption of water, gas and electricity and the costs of maintenance, repair and cleaning of the air conditioning, heating and fire prevention systems, the costs of maintaining the access routes, parking spaces and private roads (including the cables, pipelines and other facilities that they contain) located on the Property shall be borne solely by the ‘holder of the building rights’.

ARTICLE 6 - Interest on overdue payments and compensation for damages for extended occupation.

6.1	Interest on overdue payments.

Without prejudice to any other rights and claims available to the ‘owner of the land’, interest will be charged lawfully, without notice of default, on all outstanding amounts due from the ‘holder of the building rights’ pursuant to this agreement from the due date, at a rate equal to the legal rate of interest in effect on that date, plus five percentage points. In any event, the interest rate shall not be less than ten per cent per annum.

6.2	Compensation for damages for extended occupation.

The compensation for extended occupation payable by the ‘holder of the building rights’ if he still occupies the Property after the expiry of the building rights is equal to twice the latest royalty due, determined on a monthly basis for each calendar month that has already begun.

6.3	In the event of non-payment of the royalty by the ‘holder of the building rights’, pursuant to the provisions of article 4.1, or of any other amount due by him pursuant to this agreement, and in the event of a breach of the obligations by the ‘holder of the building rights’ by refraining from encumbering these rights with mortgages before the granter of the building rights has exercised the mortgage mandate provided for in article 12.3, the ‘owner of the land’ has the right to lawfully dissolve this agreement, after a warning sent by registered mail has failed to produce a satisfactory response within one month, counted from the date on which the confirmation of receipt is received, with a copy to the Surety and the banker to be designated by the ‘holder of the building rights’ and the ‘owner of the land’. This dissolution shall take place without prejudice to article 11.3.

ARTICLE 7 - Use of the building – Changes, fixtures and fittings.

7.1	The ‘holder of the building rights’ undertakes to use the Property with due care and to refrain from any activity that is excessively noisy or pollutant, or that causes obstruction to neighbours or could harm the reputation of the Property.

7.2	Without prejudice to article 2, the ‘holder of the building rights’ may, while the building rights are valid, perform all refurbishment, conversion or fitting work necessary within the Building, on condition that the ‘owner of the land’ is notified of this at least thirty days in advance by registered mail (or by fax on the same day) and the work cannot reduce the value of the Property, alter its use, damage the structure or stability of the Building or contaminate the Property.

All other changes, renovations or conversions of the Property may be performed only with special prior written consent of the ‘owner of the land’. However, the ‘owner of the land’ is deemed to have approved such work unless he specifically forbids this in writing, stating the reasons, within thirty days of receiving notice from the ‘holder of the building rights’ requesting consent for the work, by registered mail.

The ‘holder of the building rights’ must address the aforementioned notices to the persons appointed for that purpose by the ‘owner of the land’ during the term of this agreement, the details of whom he must notify to the ‘holder of the building rights’ by registered mail, with a copy to Architect, Max Stevens, 79 Rue de Chêne du Corbeau, 1380 Lasne, Tel: 0032/633.22.33, Fax: 0032/633.23.33.

As of today’s date and until further notice from the ‘owner of the land’, this person is Mr. Magnus Schiller, Terkamerenlaan 33, 1000 Brussels, Tel: 0032/754.707.25, Fax: 0032/640.76.96.

In no case may the ‘holder of the building rights’ demolish the Building or the other existing constructions.

The ‘owner of the land’ hereby grants his consent in advance for the work that the ‘holder of the building rights’ plans to perform on the interior or exterior of the Building in order to comply with the requirements of his activities and with a view to finish it, a description of which is attached as annex 3, on condition that the Property is returned to its original condition on the expiry of the building rights, as requested by the ‘owner of the land’ in a letter dated the eighth of September two thousand.

Hereby he also grants the ‘holder of the building rights’ permission for the installation of telecommunications equipment in the Property.

The ‘owner of the land’ reserves the right to supervise or arrange for supervision of all work undertaken by the ‘holder of the building rights’ in the Property, without accepting any liability in any way in respect of the ‘holder of the building rights’ or third parties.

Prior to the performance of work of any kind, the ‘owner of the land’ may require the ‘holder of the building rights’ to provide evidence of appropriate insurance that covers both his contractual liability and liability for unlawful actions against the ‘owner of the land’ or third parties at any time, as well as the potential liability of the ‘owner of the land’, both in respect to third parties and inter partes, on the basis of the work to be performed inside or outside the Building, with a first class insurance company registered in the BENELUX region (or another country, after approval of the ‘owner of the land’). The policy must provide for sole competence of the District Court of Brussels to hear any disputes arising in relation to the policy.

During the performance of the work, the ‘holder of the building rights’ shall comply with the permits and current regulations, in particular those concerning fire prevention and safety, and all special regulations applying to the Property.

7.3	On expiry of the building rights, in any way whatsoever, and subject to any other agreement between the parties, the ‘holder of the building rights’ shall restore the Property to its original condition at his own risk and expense.

However, if the ‘holder of the building rights’ notifies the ‘owner of the land’ of the reconstruction, conversion or fitting work that needs to be performed inside or outside the Building, as provided for in paragraph 2 of this article, the ‘holder of the building rights’ shall list the parts inside or outside the building that he wishes to leave out on expiry of the building rights.

From the date of the receipt of the above list, the ‘owner of the land’ has thirty calendar days to grant approval for the parts that will be left inside or outside the building on expiry of the building rights.

Without notice to the contrary within this term, the ‘owner of the land’ is deemed to have given his consent to the list of parts that the ‘holder of the building rights’ wishes to leave inside or outside the building on expiry of the building rights.

The changes or fittings installed by the ‘holder of the building rights’ that may be left inside or outside the building on expiry of the building rights shall lawfully become the property of the ‘owner of the land’ at that time, without any compensation.

ARTICLE 8 - Description of location – Restoration to original condition.

1.	Description of location.

The Property shall be delivered to the ‘holder of the building rights’ in its current condition.

A detailed description of the location shall be drawn up by the parties when this agreement takes effect.

2.	Restoration to original condition.

Without prejudice to the provisions of article 7, on expiry of this agreement, the ‘holder of the building rights’ shall restore the Property to the condition in which it was received, without liability for normal wear and tear.

In the absence of agreement between the parties on expiry of the building rights regarding the amount to be paid for any damages, this amount shall be fixed by an expert appointed in agreement between the parties. In the absence of agreement between the parties regarding the choice of expert, the expert shall be appointed by the presiding judge of the Commercial Court in Brussels.

The parties shall each bear half of the costs of any legal fees, as well as of the costs of the expert’s report.

The expert shall, at the same time, fix the period during which the property will be unavailable.

During the period of unavailability fixed by the expert, or during the actual period for performing the work, if this lasts longer, the ‘holder of the building rights’ shall pay a royalty equal to double the amount of the last royalty payment due. The minimum period shall be fixed to one month and the calculation of that additional royalty shall take place in full periods of one month.

ARTICLE 9 - Maintenance, repair and reconstruction

The ‘holder of the building rights’ is solely and fully liable for the Property and in particular for the risks of damage, loss or full or partial destruction, whatever the reasons, including force majeure or decisions by higher authorities, and in particular, is liability pursuant to articles 1384 and 1386 of the Belgian Civil Code to indemnify the ‘owner of the land’, with no rights of recourse against him.

Consequently, all restoration, reconstruction, modernisation and maintenance work of any kind, for whatever reason and of whatever nature or scale, whether this is of an ‘ordinary’ or ‘exceptional’ nature, is borne, without exception or reservation solely by the ‘holder of the building rights’.

The only exception to the foregoing is that the ‘owner of the land’ remains responsible for the restoration of any hidden defects that could damage the structure of the Building, if the holder of the building rights can prove that the origins of this predate the establishment of those building rights, as well as all ‘structural repairs’ to the roofing of the Building, within the meaning of article 606 of the Belgian Civil Code.

The ‘holder of the building rights’ must provide for all such repairs in due course, solely at his own risk and expense, to be carried out in accordance with the professional rules by dedicated and careful professionals. For other work borne by the ‘owner of the land’, as referred to in the preceding paragraph, the ‘owner of the land’ must provide for all such repairs in due course, solely at his own risk and expense, to be carried out in accordance with the professional rules by dedicated and careful professionals.

The following examples serve solely for illustration purposes and are in no way restrictive.

The ‘holder of the building rights’ has a particular duty to keep the Property in a perfect state of repair, operation, safety and orderliness throughout the duration of the building rights, in particular with regard to the structure, shell, roofing, mechanical systems, technical installations, accessories and equipment: he shall repair these as often as necessary and replace any elements that cannot be repaired where necessary. The ‘holder of the building rights’ is required to perform all necessary work for disinfection, insect and rodent control and consequently must comply with all hygiene regulations.

Restoration, maintenance and cleaning work on the outside of the Building (access roads, gardens, parking spaces, pathways and the installations and cables and pipelines they contain) shall also be performed by the ‘holder of the building rights’ at his own expense.

In the event of full or partial loss of the Building or the outbuildings, the ‘holder of the building rights’ himself, or with mediation of a third party or the ‘owner of the land’, who hereby accepts in advance and for the period that the case may arise, in which that third party or the ‘owner of the land’ shall then act in the name and for the account of the ‘holder of the building rights’, shall fully or partially reconstruct the Building or the outbuildings, on condition that the necessary permits and consent is granted for this by the competent authorities and, where required, in accordance with the conditions set by those authorities.

Regardless of whether the ‘holder of the building rights’ is currently authorised to reconstruct the Property, the royalties remain due until the expiry of the building rights, except in the case provided for in article 4.

The ‘owner of the land’ may require of the ‘holder of the building rights’, by registered mail, that all restoration, reconstruction and maintenance work provided for in this article be performed and completed as soon as possible, within a reasonable term of which the ‘holder of the building rights’ is notified. If the ‘holder of the building rights’ fails to do this, the ‘owner of the land’ is hereby authorised to arrange to perform all that work at the risk and expense of the ‘holder of the building rights’ that is in default.

The ‘holder of the building rights’ must, with no compensation, grant the ‘owner of the land’ or his employees, architects or all other persons appointed by the ‘owner of the land’ access to the Property in order to assess the condition of the Property in general, to the extent that an appointment has been made with the ‘holder of the building rights’ in advance.

The ‘holder of the building rights’ may not claim any compensation for hindrance arising from any interruption in the supply of utilities to the Property, regardless of its cause, duration or scale, to the extent that the interruption is not attributable to shortcomings of the ‘owner of the land’ with any of his own obligations. The ‘holder of the building’ rights thus also undertakes to perform all reconstruction, renovation and maintenance work that becomes necessary during the term of the building rights, regardless of the duration, with no compensation or reduction in royalties.

ARTICLE 10 - Safety and accident prevention measures and changes in the regulations.

The Property complies with the provisions of the building permit issued prior to the construction of it ten years ago.

Except for the changes recommended by the Zaventem municipal fire brigade in its report dated the first of February, nineteen hundred and ninety-nine (annex 4), the ‘owner of the land’ knows of no changes that the authorities required for the Property and confirms that to date, he has received no request from the authorities to make the Property comply with any statutory regulations.

The ‘holder of the building rights’ has made contact with the competent authorities (in particular the Zaventem municipal fire brigade) in order to submit the plans concerning the layout of the Property for assessment and to obtain the necessary permits to implement the plans.

The ‘holder of the building rights’ commits himself to comply with all statutory standards and regulations concerning safety and accident prevention at the Property and if necessary, to equip the Property appropriately for that purpose, at his own expense and under his own responsibility.

All costs arising from any change, adjustment or alteration of any kind that need to be applied to the Property in compliance with any statutory, regulatory, administrative, occupational or any other requirement shall be borne solely by the ‘holder of the building rights’, without exception or reservation.

The ‘owner of the land’ nevertheless accepts to mediate in the costs to be borne by the ‘holder of the building rights’ in order to make the Property comply with current fire safety legislation, in the sum of             ***                         ***             inclusive of VAT. This sum was paid on today’s date.

The ‘holder of the building rights’ shall also bear the costs of all changes to entrance connections, replacement of meters or interior installations that could be required by water, electricity or telephone distribution companies, and restrictions relating to the operation of the heating system.

ARTICLE 11 - Security.

11.1	Guarantee for correct performance.

On the fifth of April, two thousand, the ‘holder of the building’ rights provided the ‘owner of the land’ with a bank guarantee irrevocable at the earliest request, amounting to             ***                         ***             as a guarantee for correct performance of all his obligations to the ‘owner of the land’. A copy is attached to this deed.

The amount of this bank guarantee must be updated by law when the quarterly payments are adjusted, in compliance with article 4 of this agreement, with an increase of ten per cent.

In no case may the ‘holder of the building rights’ offer or allocate this bank guarantee as payment of royalties or other contractual debts, in part or in full, at any time during the full duration of the building rights.

11.2	Transfer of lease payments.

As additional security for the correct performance of his obligations pursuant to this agreement, the ‘holder of the building rights’ will ensure that his bank ‘transfers’ or pays the owner of the land the lease instalments, royalties, payments and amounts in general, of any kind, that are or could be due to him for any reason by tenants or occupants of the Property and that are entrusted to the bank by the ‘holder of the building rights’ in advance, as security for the financing of the works that need to be performed in the Property by the ‘holder of the building rights’ pursuant to article 7, with all preferential rights and rights of precedence.

Nevertheless, this ‘transfer’ by the bank of the ‘holder of the building rights’:

a.	is limited to the amount of the royalties referred to in article 4 above, after deduction of quarterly payments already made, and

b.	may be applied only in the event of default by the ‘holder of the building rights’ after the ‘owner of the land’ has sent him a notice of default, with a copy sent to the bank of the ‘holder of the building rights’, demanding payment by the ‘holder of the building rights’, without result for a period of three months.

The ‘owner of the land’ may collect those sums solely with proof of receipt.

This ‘transfer’ shall take place in compliance with the modalities still to be agreed by the ‘holder of the building rights’ and his bank, which must be submitted to the ‘owner of the land’ for approval in advance.

If the ‘owner of the land’ is unable to grant approval for these modalities, the parties shall agree on a different security with equivalent legal and economic consequences, in good faith.

To the extent that the ‘holder of the building rights’ does not transfer the relevant lease instalments, royalties, payments and amounts to his bank as security for the financing of his works, the ‘holder of the building rights’ shall transfer these amounts to the ‘owner of the land’, directly and irrevocably, pursuant to this agreement, within the above limits.

11.3	Joint and several indivisible security from the parent company.

InterXion Holding N.V. shall provide joint and several indivisible security for the ‘holder of the building rights’ (and all his entitled parties, under any title whatsoever, assignees, etc.) with regard to all the obligations of the ‘holder of the building rights’ (and all his entitled parties, under any title whatsoever, assignees, etc.) pursuant to this agreement. This security is irrevocable.

The Surety hereby declares and guarantees that it is the parent company of the InterXion Group and is and will remain the owner of the main assets of this Group.

ARTICLE 12 - Sub-letting, transfer and mortgage.

12.1	Sub-letting.

The ‘holder of the building rights’ may sublet the property wholly or in part to ISPs (Internet Service Providers) or companies for telecommunications services. If the future occupant/tenant is not part of the sector mentioned above, the ‘holder of the building rights’ must obtain prior written consent of the ‘owner of the land’ before sub-letting the property.

The duration of the lease may in no case exceed the term for which the ‘holder of the building rights’ has the right to remain in the Property.

Subletting in compliance with this article involves every form under which the ‘holder of the building rights’ makes part or all of the Property available to a third party, whether this is in relation to a personal or business right, or under rights granted to another party.

12.2	Transfer.

The ‘holder of the building rights’ may transfer the benefits of this agreement, on condition that the transferring party, the party to whom the benefits are transferred and the Surety retain joint and indivisible liability to the ‘owner of the land’ for all obligations arising from this agreement and its annexes.

Consequently, the ‘holder of the building rights’ undertakes to ensure that the party to which such benefits are transferred also signs such an undertaking in favour of the ‘owner of the land’.

If the party acquiring the benefits does not contract such an obligation, the transfer cannot take effect. Within two weeks after the signing, the ‘holder of the building rights’ shall provide the ‘owner of the land’ with a certified copy of the transfer agreement.

12.3	Mortgage registration.

On the occasion of the transfer of the existing building rights in the mortgage register, the land registrar will be invited to register a third mortgage, after the registrations referred to in article 1.4 above, in favour of the ‘owner of the land’, as security for the correct performance by the ‘holder of the building rights’ of all his obligations under this agreement, but limited to a principal sum of              ***              plus three years’ interest at the conventional rate at which the rank is protected by the Mortgage Act.

The ‘holder of the building rights’ undertakes to refrain from mortgaging his building rights, partially or in full, or from allowing a mortgage mandate to be established for these rights without prior written consent of the ‘owner of the land’.

The holder of the building rights grants Ms. Olivette Mikolajczak, Licentiate in the notarial profession residing at Oude Molenstraat 180, 1180 Brussels, and Ms. Catherine Gillardin, Licenciate in the notarial profession, residing at Roodebeeksteenweg 101, 1200 Brussels, an irrevocable mandate, with power of attorney, to act jointly or individually, with the power of substitution, on behalf of the ‘owner of the land’ or his entitled parties, under any title whatsoever, as security for the proper performance of all the obligations of the ‘holder of the building rights’ pursuant to this agreement, to mortgage the building rights to the Property at once or on several occasions, to a maximum amount of              ***                         ***             plus three years’ interest at the conventional rate.

The mortgage shall be established at the earliest request of the ‘owner of the land’, solely by serving the amounts to be guaranteed, without the need to provide other documentary evidence.

All costs and fees arising from registrations in relation to the mortgage mandate shall be borne by the ‘owner of the land’.

To elect domicile for the execution and signing of all deeds and documents to that end, and in general to do all that is necessary, for which no accounting to the custodian of the mortgages is required.

12.4	Transfer of royalties by the ‘owner of the land’.

The ‘holder of the building rights’ has notified the ‘owner of the land’ of his intention to transfer the rights to the royalty arising from article 4 of this agreement to a financial third party, in observance of the formalities required pursuant to article 1689 of the Belgian Civil Code.

ARTICLE	13 - Insurance and waiver of recourse.

In order to avoid multiple claims, all insurance policies relating to the Property and its operation must be signed by the ‘holder of the building rights’, after notifying the ‘owner of the land’ of the name of the insurance company, which must be a first class insurance company registered in the BENELUX region or another country, with the approval of the ‘owner of the land’, the terms of the policy and the insured amounts. The policies must provide that the District Court of Brussels holds sole competence to hear any disputes that may arise in relation to the policy. The ‘holder of the building rights’ shall pass on to the ‘owner of the land’ the charges part of the insurance policy relating specifically to the roof, as determined in the policies, and shall be paid within thirty days of receipt of the invoices by the ‘owner of the land’.

The policies shall be of the type ‘buildings, all risks’ and shall cover all risks that should be covered in the interests of due care, in particular the risks of fire, explosion, lighting strike, flooding damage, broken glass, sprinkler leaks, falling aircrafts, pieces of spacecrafts, rockets, vehicle collisions, machine breakage, earthquake, terrorism, rioting, etc. and the loss of use as a result of incidences of damages.

The ‘holder of the building rights’ shall also insure the liability that could arise from the Property or the activities performed therein for sufficient amounts, on the customary terms. Obviously, the ‘holder of the building rights’ is free to arrange cover for his own operating risks.

The Building and its fittings shall be insured for their reconstruction value (including indexation). The fittings installed by the ‘holder of the building rights’ shall be insured through a separate policy on the same terms. The policies shall also cover the costs of removing rubble (for the percentage for reconstruction of the Building), the costs of fire extinguishing, rescue and security and actions by neighbours.

The policies provide that the insurance may be terminated or suspended for any reason only in compliance with a notice period of one month in respect of the ‘owner of the land’.

The insurance premiums for these policies shall be borne by the ‘holder of the building rights’, who shall provide evidence of regular payment of the premiums at the earliest request of the ‘owner of the land’. Within two weeks of signing the policies, the ‘holder of the building rights’ shall sent the ‘owner of the land’ a certificate from his insurer, stating that the cover has taken effect. The ‘holder of the building rights’ shall send all endorsements of these policies to the ‘owner of the land’ within two weeks of their signing.

The parties explicitly agree that, whatever the provisions of the insurance policies in this regard and, in cases arising, regardless of those provisions, any payouts by the insurance company for reconstruction and for loss of use in the event of full or partial loss of the Property must be blocked in an account opened in the name of the ‘owner of the land’ and the ‘holder of the building rights’, and must then be allocated as follows:

•	with regard to the reconstruction, for the full or partial restoration of the Property to its former condition, as the work progresses, on submission of the invoices;

•

with regard to compensation for loss of use, for payment of the royalties due by the ‘holder of the building rights’, the royalties remaining due despite the destruction and reconstruction of the Building and regardless of any insurance payout;

and

•	any remaining amounts must be paid to the ‘holder of the building rights’.

If the Property is not reconstructed for any reason, the policies must provide that the total sum of the insurance payouts shall be due from the insurers, as if the Building had been reconstructed.

The aforementioned insurance benefits shall then be paid in full to the ‘owner of the land’, except for benefits due under a separate policy that will be signed by the ‘holder of the building rights’ for his own fittings (or his own operating losses).

Except in the case provided for in article 4, the ‘holder of the building rights’ remains liable to pay the full royalties that remain outstanding on the contractual due dates, less the amounts paid out by the insurers to the ‘owner of the land’ for loss of the use of the property, even if, the permits and licences needed for reconstruction or restoration of a property similar to the design of these building rights are refused as a result of a decision of a higher authority or through force majeure.

The policies must provide that the parties mutually waive all claims, within the limits of the insurance, that they could make against each other and against the lessees, sub-lessees, transferring parties, acquirers, occupants, managers or custodians of the Property and against persons in their services and their intermediaries on the grounds of any loss they could suffer through unfortunate events, such as fire, flood or accidents, and undertake to arrange for each of their lessees, sub-lessees or occupants and their insurers to accept a similar waiver of recourse, keeping the possibility of recourse in case of gross negligence or from the perpetrator of damage with malicious intent or default.

The ‘holder of the building rights’ is required to maintain its fire detection system in accordance with the relevant regulations; in particular, it is forbidden to position furnishings of other objects in such a way that they could obstruct the proper functioning of the fire detection system.

The provisions of this article do not relieve the ‘holder of the building rights’ of any of his obligations imposed on him by the terms of the insurers.

ARTICLE 14 - Exemption from liability of the ‘owner of the land’ and his entitled parties.

The ‘owner of the land’ and his entitled parties reject all liability for any action or omission on their part or by their employees that cause damage to the ‘holder of the building rights’ or third parties visiting their property, both in the performance of their duties and in other ways, unless this involves gross negligence, malicious intent or deliberate recklessness on the part of the ‘owner of the land’.

The ‘holder of the building rights’ must undertake the custody and effective protection of the Property; he explicitly relieves the ‘owner of the land’ and his entitled parties of all liability in the event of theft, rioting or disturbances of any kind, including those that could arise in or around the Property.

In the event that administrative or legal proceedings are instituted against the ‘owner of the land’ for the activities or presence of the ‘holder of the building rights’ in the Property, the ‘holder of the building rights’ agrees to bear the consequences of this for the ‘owner of the land’, to mediate in any proceedings instituted against the ‘owner of the land’ and to indemnify him against any judgment handed down against him as a result.

ARTICLE 15 - Compulsory purchase.

In the event of the compulsory purchase of the Property for public use, the building rights shall be cancelled by law.

The ‘holder of the building rights’ undertakes to waive the institution of any litigation that could reduce the amount of the compensation due to the ‘owner of the land’ (who has become the full owner once again).

Equally, the ‘holder of the building rights’ may not claim any compensation from the ‘owner of the land’.

ARTICLE 16 - Bankruptcy.

If the ‘holder of the building rights’ goes bankrupt, this agreement shall automatically be terminated by law, without the need to comply with any formalities for that purpose. This termination shall take place without prejudice to the provisions of article 11.3.

In the event that the liquidation of the ‘holder of the building rights’ is declared null and void, the ‘owner of the land’ has the right, if he so wishes, to terminate this agreement by registered mail, without advance notice. In that event, the ‘holder of the building rights’ is nevertheless required to pay the full royalties outstanding on the contractual due dates. The same applies if, in one of the cases described in this paragraph, the ‘owner of the land’ does not terminate this agreement but the liquidator of the ‘holder of the building rights’ decides to do so. That termination shall also take place without prejudice to the provisions of article 11.3.

ARTICLE 17 - Provisions concerning urban development.

The building rights are granted for the Property with the restrictions that may arise from the statutory provisions concerning planning, urban development and the living environment, regulations implemented by the competent authority for the execution of those provisions and the regional and municipal urban development regulations, where these exist.

The building rights are granted with no guarantee by, or recourse against the ‘owner of the land’ in connection with the statutory servitudes of public rights of way with which the Property may be encumbered.

The ‘holder of the building rights’ hereby declares that he is fully aware that the Property is encumbered with a servitude of non altius tolendi in favour of Zaventem Airport.

The ‘owner of the land’ has no knowledge of any servitude of public rights of way in relation to the Property.

SPATIAL PLANNING AND URBAN DEVELOPMENT DECREE

1.	The ‘owner of the land’ hereby declares that to the best of his knowledge, no permit to divide the land into plots or building permit was issued and that, apart from the submission of an urban development certificate that provides that such a permit could be obtained, no assurance can be provided regarding the possibility of building on the prescribed property or constructing any fixed or mobile installation thereon that can be used for accommodation purposes.

2.	Furthermore, the undersigned civil-law notary refers the ‘holder of the building rights’ to ARTICLE 99 of the Flemish Spatial Planning Decree, which literally reads as follows:

‘§1.	Without an urban development permit issued in advance, no one may:

1°	build one or more permanent structures on a site or demolish, reconstruct, renovate or expand an existing structure or building at a site, with the exception of maintenance and repair work;

2°	deforest any site on which trees are growing, within the meaning of the Forestry Decree of the thirteenth of June, nineteen hundred and ninety, as referred to in article 3, §1 and §2 of that Decree;

3°	fell tall trees, growing singly, in clumps or in rows, to the extent that they do not form part of surfaces grown with trees, within the meaning of article 3, §1 and §2 of the Forestry Decree of the thirteenth of June, nineteen hundred and ninety;

4°	substantially alter the relief of the soil;

5°	utilise, create or equip a site for:

a)	storing used or scrap vehicles, of all sorts of materials, for materials or scrap;

b)	parking vehicles, trucks or trailers;

c)	installing one or more mobile units that can be used for residential purposes, such as trailers, caravans, scrap vehicles or tents;

d)	installing one or more mobile units or rolling equipment that is used primarily for publicity purposes;

6°	partially or fully alter the primary function of property with view to a new use, to the extent that said change of use appears on a list to be drawn up by the Flemish Government of changes of function requiring a permit;

7°	change the number of residential units in a building intended for the accommodation of a family or single person, regardless of whether this involves a single family home, a flat, a block of flats, a studio apartment or a room, furnished or otherwise;

8°	install or alter publicity units or billboards;

9°	create or alter recreational sites, including golf courses, football grounds, tennis courts or swimming pools. ‘Construction and installation of permanent structures’, as is meant in paragraph 1 °, refers to the construction of a building or construction or installing an installation, even those made of nondurable materials, built into the ground, fixed to the ground or resting on the ground in the interests of stability, and intended to remain at that location, even though it can be dismantled, relocated or is entirely underground. This also covers the functional combination of materials through which a fixed installation or construction arises, and laying pavement. ‘Maintenance or repair work’, as is meant in paragraph 1°, refers to work that secures the use of the building for the future without change, by repairing, restoring or replacing eroded or worn materials or parts. This does not include works that relate to the structural elements of the building, such as:

1°	replacement of roofing beams or loadbearing roofing beams, with the exception of local repairs;

2°	full or partial reconstruction or replacement of exterior walls, even with the restoration of the existing bricks. A ‘tall tree’, as is meant in paragraph 3°, is deemed to be any tree that has a trunk circumference of one meter at a height of one meter above ground level.
A ‘substantial change of relief, as is meant in paragraph 4°(1), is deemed to include any filling, raising of soil levels, excavation or lowering of soil levels that changes the nature or function of the site.

Without prejudice to the provisions of paragraph 5°, c, no urban development permit is required for camping with mobile units at a camp site within the meaning of the Decree of the third of March, nineteen hundred and ninety-three, concerning the statutes for sites for open-air recreational stays.

§2.	The Flemish Government may establish the list of works, actions and changes for which, by way of departure from §1, no urban development permit is required, due to their nature and/or scale.

§3.	A provincial and/or municipal urban development bye-law may supplement the works, actions and changes requiring a permit, as listed in §1. They may also introduce a requirement for an urban development permit for works and actions that are exempt for permits.’

5.	The ‘owner of the land’, as shown by a letter from Zaventem municipal authority dated the twenty-eighth of November, two thousand, declares that, according to the Halle-Vilvoorde-Asse District Plan, the property lies in an area for artisan businesses and small and medium-sized enterprises.

In order to complete this information, the contents of the said letter from Zaventem municipal authority are reiterated here.

The parties explicitly acknowledge that they are aware of the urban development information obtained by the Zaventem Municipal Authority and more specifically, what is reiterated here.

They acknowledge that they have received copies of the aforementioned letter.

•	According to the Halle-Vilvoorde-Asse District Plan established by Royal Decree of 07.03.1977, the property in question lies in an area for artisan businesses and small and medium-sized enterprises.

•	Not included in a Special Building Plan approved by Royal Decree.

•	Not included in an approved division into plots.

•	Not included in a revaluation or emergency housing area.

•	Not subject to the Decree of 03.03.1976 for the protection of urban and village skylines.

•	Not subject to the Decree of 16.04.1996 concerning protection of landscapes.

•	Not affected by the plot boundary.

•	Not the subject of compulsory purchase.

•	Not encumbered with servitudes for underground use for pipelines for transportation of gaseous products, within the meaning of the Act of 12 April 1965.

•	Not included in a list of void properties (residential properties, unfit and/or uninhabitable residential properties and derelict buildings and/or residential properties); void commercial properties.

•	We do not possess a list of contaminated properties (OVAM).

•

Pursuant to the Decree of 15 July 1997, containing the Flemish Residential Code, article 85 et seq., we report that the property in question lies in a residential area. The municipal pre-sale rights do not apply here.

•

We do not yet have a register of plans and a register of permits. The urban development information is provided for the application of article 63 of the urban development legislation co-ordinated on 22 October 1996, to the extent applicable to urban development notifications.

The above information is provided to you in the form of a single notice and remains valid only while the prospects in the field of urban development remain unchanged. They do not anticipate any decisions to be taken pursuant to applications for building and division of land into plots; they are without prejudice to such decisions in any way.’

NOTIFICATIONS

The notifications of division into plots, as provided for by article 138 of the new Spatial Planning Decree of the eighteenth of May, nineteen hundred and ninety-nine, were issued by registered mail, namely to:

a.	the Municipal Executive of Zaventem Municipal Authority on the seventeenth of October, two thousand. This letter has remained unanswered to date.

b.	the Director of Urban Development Administration, Directorate of Flemish Brabant Provincial Authority, on the seventeenth of October, two thousand. This letter has remained unanswered to date.

ARTICLE 18 - Visits to the building.

The ‘holder of the building rights’ consents to the placement of posters announcing that the Property is to let or for sale at visible locations at the property, and to visits by persons accompanied by an authorised representative of the ‘owner of the land’ at any time between nine o’clock in the morning and five o’clock in the evening on Monday to Friday, in the company of an InterXion employee, in the twelve months prior to the expiry of the agreement.

ARTICLE 19 - Costs and Rights.

All costs of any kind arising from this deed or its implementation shall be borne by the ‘holder of the building rights’.

For the purpose of the collection of the registration rights, the parties declare that:

•	the amount of the overall royalty, taking account of the automatic increase by a fixed rate of three per cent, amounts to ***

•	With no civil consequence between the parties, the charges imposed on the ‘holder of the building rights’ are fixed at fifteen per cent of the overall royalty.

The parties hereby declare that the private building rights agreement was registered on the ninth of April, two thousand and one, at the Zaventem registration office, with the following notice:

‘registered twenty-three rolls, no insurance in Zaventem on 9 April 2001, book 6/13, page 98, section 14, received:             ***             The Receiver L DESMAELE, First inspector present.

ARTICLE 20 - Changes – Tolerance – Indivisibility.

This agreement may be amended only by an explicit written provision.

Consequently, in no case may a change be deduced from the passive position of the ‘owner of the land’ or the ‘holder of the building rights’, or even from simple tolerance, however frequent or lengthy, and the ‘owner of the land’ or the ‘holder of the building rights’, depending on the case, is free at all times to require the strict application of the provisions and requirements that have not formed the subject of an explicit, written change.

This agreement is declared to be indivisible sole in the favour of the ‘owner of the land’, in particular with regard to the entitled parties of the ‘holder of the building rights’.

ARTICLE 21 - Election of domicile.

For all purposes concerning this agreement, the ‘holder of the building’ rights elects domicile in the Property.

ARTICLE 22 - Dates of notices.

All notices made by registered mail for the implementation of this agreement are deemed to have been made as of the date on which the registered letter is delivered, and the date of the receipt has evidentiary value in that regard.

ARTICLE 23 - Any nullity of a provision.

The nullity of any provision of this agreement does not lead to the nullity of the agreement. The provision that is invalid is deemed not to have been written to the extent that it is unlawful, and in cases arising, the parties undertake to replace that provision with a provision equivalent in economic terms.

ARTICLE 24 - Waiver of right to compensation on the basis of article 6 of the Act of the tenth of January, eighteen hundred and twenty-four concerning building rights. To the extent necessary, the ‘holder of the building rights’ waives the right to any compensation on termination of this agreement, on the grounds of article 6 of the Act of the tenth of January, eighteen hundred and twenty-four concerning building rights.

ARTICLE 25 - Act of the tenth of January, eighteen hundred and twenty-four.

The Act of the tenth of January, eighteen hundred and twenty-four concerning building rights applies in all cases for which no explicit provision is made in this agreement.

PRO FISCO DECLARATION

In compliance with article 168 of the Code of Registration of Mortgages and Registry Fees, the undersigned parties hereby declare that the existing buildings on the land to which the building rights pertain belong solely to the ‘holder of the building rights’ during the term of these rights, pursuant to article 7 of the Act of the tenth of January, eighteen hundred and twenty-four concerning building rights. The ownership rights of the ‘holder of the building rights’ to said buildings are consequently of a highly restricted nature, such that he holds no absolute ownership rights to these within the meaning of article 544 of the Belgian Civil Code. The establishment of these building rights therefore does not entail any transfer of ownership within the meaning of articles 1582 et seq. of the Belgian Civil Code.

ARTICLE 26 - Applicable law and choice of legal forum.

This agreement is governed by Belgian law.

The District Courts in the legal district of Brussels hold sole competence to hear any disputes arising in relation to this agreement.

FISCAL DECLARATION.

A.	Registration rights.

The parties acknowledge that they have taken cognisance of article 203 of the Code of Registration Rights, reading as follows: ‘In the event of any understatement of the price and charges or the agreed value, each of the contract parties is liable to pay a penalty equal to the evaded rights. This right is indivisible and payable by all parties.’

B.	Value added tax.

The parties acknowledge that they have taken cognisance, through the undersigned Civil-Law Notaries, of article 61, paragraph 6 and article 73 of the Value Added Tax Code.

The ‘owner of the land’ hereby declares that he is liable for tax within the meaning of the Value Added Tax Code, under number 437.830.680 at the office in Brussels.

WHEREOF DEED.

Drawn up and executed in Brussels.

On the date hereinbefore mentioned.

Following the reading of the deed, with explanation, the deed was signed by the persons appearing and by Us, Civil-Law Notaries. The original of the deed shall be in the custody of Mr. James Dupont.

Signatures to follow.

Registered 20 page(s), 6 note(s), at the 1st Registration Office of Vorst on 6 July 2001, Book 5/26, Page 91, Section 8, Receiver: 1000 francs. The acting receiver, A. Wauters.

Additional receipt at the 1st Registration Office of Vorst on 13 July 2001, Book 5/27, Page 93, Section 16, Receiver: 399,000 francs. The acting receiver, A. Wauters.